Exhibit (a)(5(c)

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 31, 2022

Ampco-Pittsburgh Announces Temporary Offer Allowing Series A Warrants

to be Exercised at a Reduced Price

Carnegie, PA, May 31, 2022 – Ampco-Pittsburgh Corporation (NYSE: AP) (“Ampco-Pittsburgh” or the “Corporation”) today announced the filing of a Tender Offer and Prospectus Supplement (the “Offer”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the exercise price of each tendered Series A Warrant of the Corporation (each a “Series A Warrant”) is being temporarily reduced. Each Series A Warrant is exercisable for 0.4464 shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”) at an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock). During the Offer, the holders of Series A Warrants will be given the opportunity to exercise their Series A Warrants at a temporarily reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock).

To participate in the Offer and exercise Series A Warrants at the reduced exercise price, holders will be required to tender such Warrants prior to 11:59 p.m. (Eastern Time) on June 28, 2022, as the same may be extended by the Corporation in its sole discretion (the “Expiration Date”).

The purpose of the Offer to Exercise is to encourage the exercise of the Series A Warrants by temporarily reducing the exercise price, which will provide funds to the Corporation for anticipated working capital, capital expenditures, temporary reduction of indebtedness, and general corporate purposes. If all of the outstanding Series A Warrants are exercised for cash at this reduced exercise price, the Corporation would receive gross proceeds of approximately $19.7 million from such exercises.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

The discussion of the proposed Offer contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities. Holders of the Corporation’s outstanding Series A Warrants should read those materials and the documents in the Tender Offer Statement on Schedule TO-I filed with the SEC carefully because they contain important information, including the various terms and conditions of the tender offer. The Tender Offer Statement, including the offer to exercise and other related materials, will also be available to Warrant holders at no charge on the SEC’s website at www.sec.gov or from the Corporation. Holders of the Corporation’s Series A Warrants are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

A registration statement and prospectus supplement thereto relating to the exercise of the Series A Warrants in the Offer have been filed with the SEC. Copies of the prospectus supplement relating to the exercise of the Series A Warrants, together with the accompanying base prospectus included in the registration statement, may be obtained from the SEC at http://www.sec.gov, or from the Corporation at 726 Bell Avenue, Suite 301, Carnegie, PA 15106; Telephone: (412) 456-4470.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about the Corporation’s ability to complete the Offer; operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials; limitations in availability of capital to fund our operations and strategic plan; inability to maintain adequate liquidity in order to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms in order to acquire capital expenditures that may be required to support our growth strategy; inoperability of certain equipment on which we rely; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations; consequences of global pandemics (including COVID-19); work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal controls; disruptions caused by hostilities, including any disruptions caused by the hostilities in Ukraine; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K, and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.